Exhibit 1.2

For immediate release

HUTCHISON TELECOMMUNICATIONS ANNOUNCES KEY PERFORMANCE INDICATORS FOR THIRD QUARTER 2004

Hong Kong, 17 December 2004 —Hutchison Telecommunications International Limited (“HTIL”, SEHK: 2332, NYSE: HTX) is pleased to announce its key performance indicators for the third quarter ended 30 September 2004.

Highlights

•	HTIL’s mobile subscriber base grew to approximately 11.6 million customers in the third quarter, up from approximately 10.8 million at the end of the second quarter 2004 and 36% larger than at the start of 2004

•	ARPU levels were broadly maintained in most markets despite the competitive operating environment

•	HTIL continues to look at opportunities in growth markets such as Vietnam

•	The consolidation of the India business is progressing as planned

Commenting on the key performance indicators, Mr. Dennis Lui, Chief Executive Officer, Hutchison Telecom said:

“We continue to show strong growth in our worldwide mobile customer base with all our major operations posting growth in their customer bases. The third quarter saw a very satisfactory increase in our customers, with the Group’s consolidated customer base increasing by 7.7% to approximately 11.6 million. At the end of the third quarter our customer base was 36% larger than at the start of the year.”

Mr. Tim Pennington, Chief Financial Officer, Hutchison Telecom further added:

“The encouraging growth we saw in our customer base in the first half of the year has continued into the third quarter. Despite the competitive operating environment we continue to manage our businesses proficiently and have been able to achieve positive net additions in all markets in which we operate. I am particularly pleased with the improvements we see in the quality of our customer base in key markets such as India, and believe that this will give us a strong platform for growth and financial performance over the coming quarters.”

The key performance indicators for the third quarter of 2004 and the comparative figures for the three previous quarters are as follows:

Third Quarter Key Performance Indicators

1     Customer Base

	Q3 2004			Q2 2004			Q1 2004			Q4 2003
Customer Base	30 September 2004			30 June 2004			31 March 2004			31 December 2003
Country	Total (’000)	Postpaid (’000)	Prepaid (’000)	Total (’000)	Postpaid (’000)	Prepaid (’000)	Total (’000)	Postpaid (’000)	Prepaid (’000)	Total (’000)	Postpaid (’000)	Prepaid (’000)
Hong Kong (incl Macau)	2,176	1,248	928	2,113	1,233	880	2,040	1,210	830	1,957	1,164	793
India	6,351	1,797	4,554	5,751	1,479	4,272	5,129	1,182	3,947	4,099	906	3,193
Israel	2,269	1,576	693	2,202	1,524	678	2,165	1,501	664	2,103	1,463	640
Thailand	585	407	178	530	429	101	379	379	—	224	224	—
Others	205			163			150			140

GROUP MOBILE TOTAL	11,586			10,759			9,863			8,523

Notes:

(1)	A customer is defined as a Postpaid Customer or a Prepaid Customer who has a SIM or USIM that has access to the network for any purpose, including voice, data or video services

(2)	Post paid customers are defined those whose mobile telecommunications service usage paid for in arrears upon receipt of the mobile telecommunications operator’s invoice and who have not been temporarily or permanently suspended from service.

(3)	Prepaid customer defined as prepaid SIM cards that have not been used up or expired at period end.

(4)	All numbers quoted on the basis of the total customer base of the operation irrespective of the company’s ownership percentage.

(5)	All numbers quoted as at last day of the quarter

(6)	Others currently comprise Ghana, Paraguay and Sri Lanka

(7)	The data for Hong Kong for the period ended 31 December 2003 relates only to 2G services and that for the periods ended 31 March 2004, 30 June 2004 and 30 September 2004 relates to both 2G and 3G services.

2     ARPU (per user per month)

		Q3 2004			Q2 2004			Q1 2004			Q4 2003
ARPU[1]		30 September 2004			30 June 2004			31 March 2004			31 December 2003
Country	Currency	Blended	Postpaid	Prepaid	Blended	Postpaid	Prepaid	Blended	Postpaid	Prepaid	Blended	Postpaid	Prepaid
Hong Kong (incl Macau)	HKD	151	205	36	152	207	36	146	201	33	160	212	39
India	INR	583	1,293	318	591	1,408	328	592	1,467	339	707	1,861	386
Israel	NIS	176			171			168			170
Thailand	THB	927	1,116	334	1,137	1,246	331	1,711	1,711	—	1,370	1,370	—
Others	USD	12.39			13.47			13.97			14.84

Notes:

(1)	ARPU is calculated as the total service revenues during the period divided by the weighted average number of customers in the period.

(2)	The basis for the calculation has been changed from the IPO Prospectus in two material respects — (I) Customers — the quarterly KPIs uses “weighted” average subscribers whereas the IPO Prospectus uses “simple” average; and (ii) Period — the quarterly KPIs use three month average data whereas the IPO Prospectus used 12 or 6 month average data.

(3)	Service revenues are defined as the direct recurring service revenues plus roaming revenues

(4)	The data for Hong Kong for the period ended 31 December 2003 relates only to 2G services and that for the periods ended 31 March 2004, 30 June 2004 and 30 September 2004 relates to both 2G and 3G services.

(5)	Exchange rates used by the company are;

INR:HKD	0.1689	0.1717	0.1725	0.1701
INR:USD	0.0217	0.0220	0.0221	0.0218
NIS:HKD	0.5747	0.5747	0.5780	0.5650
NIS:USD	4.4828	4.4828	4.5087	4.4068
THB:HKD	0.1888	0.1928	0.1928	0.1953
THB:USD	0.0242	0.0247	0.0254	0.0250

(4)	Others currently comprise Ghana, Paraguay and Sri Lanka

3     Minutes of use

	Q3 2004			Q2 2004			Q1 2004			Q4 2003
MOU[1]	30 September 2004			30 June 2004			31 March 2004			31 December 2003
Country	Blended	Postpaid	Prepaid	Blended	Postpaid	Prepaid	Blended	Postpaid	Prepaid	Blended	Postpaid	Prepaid
Hong Kong (incl Macau)	396	558	51	377	535	46	368	523	43	383	528	45
India	334	662	211	343	731	218	348	775	224	333	732	221
Israel	291			283			280			276
Thailand	441	513	278	593	658	318	583	583	—	727	727	—
Others	184			178			175			173

Notes:

(1)	Minutes of Use — are the total minutes carried over the network (2G total airtime usage + 3G voice and video usage, including both inbound and outbound roaming during the period) divided by the weighted average number of postpaid/prepaid customers for the period.

(2)	The basis for the calculation has been changed from the IPO Prospectus in two material respects — (I) Customers — the quarterly KPIs uses “weighted” average subscribers whereas the IPO Prospectus uses “simple” average; and (ii) Period — the quarterly KPIs use three month average data whereas the IPO Prospectus used 12 or 6 month average data.

(3)	The data for Hong Kong for the period ended 31 December 2003 relates only to 2G services and that for the periods ended 31 March 2004, 30 June 2004 and 30 September 2004 relates to both 2G and 3G services.

(4)	Others currently comprise Ghana, Paraguay and Sri Lanka

4     Churn (% per month)

	Q3 2004			Q2 2004			Q1 2004			Q4 2003
Churn[1]	30 September 2004			30 June 2004			31 March 2004			31 December 2003
Country	Blended	Postpaid	Prepaid	Blended	Postpaid	Prepaid	Blended	Postpaid	Prepaid	Blended	Postpaid	Prepaid
Hong Kong (incl Macau)	4.6%	2.8%	7.2%	4.8%	2.7%	7.9%	4.3%	2.3%	7.1%	3.4%	2.2%	5.2%
India	8.0%	5.5%	9.0%	7.8%	5.5%	8.6%	6.4%	4.8%	6.9%	6.6%	5.3%	7.0%
Israel	0.9%			1.1%			1.1%			1.1%
Thailand	n.m.	n.m.	7.8%	2.1%	1.8%	3.5%	0.5%	0.5%	—	10.0%	10.0%	—
Others	2.4%			3.3%			2.2%			2.2%

Notes:

(1)	Churn % represents the average of the churn rates for each month in the period, which are calculated by dividing the number of disconnections (net of reconnection and internal migration between networks) for the relevant period by the weighted average number of postpaid/prepaid customers.

(2)	The basis for the calculation has been changed from the IPO Prospectus in two material respects — (I) Customers — the quarterly KPIs uses “weighted” average subscribers whereas the IPO Prospectus uses “simple” average; and (ii) Period — the quarterly KPIs use three month average data whereas the IPO Prospectus used 12 or 6 month average data.

(3)	The data for Hong Kong for the period ended 31 December 2003 relates only to 2G services and that for the periods ended 31 March 2004, 30 June 2004 and 30 September 2004 relates to both 2G and 3G services.

(4)	Others currently comprise Ghana, Paraguay and Sri Lanka

-The End-

Forward-looking statements:

This announcement contains forward-looking statements. Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. The Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Additional information as to factors that may cause actual results to differ materially from the Company’s forward-looking statements can be found in the Company’s filings with the United States Securities and Exchange Commission.

Caution statement:

The board of directors of HTIL wishes to remind investors that the above key performance indicators are based on the HTIL Group’s unaudited internal records. Investors are cautioned not to unduly rely on such data.

Investors are advised to exercise caution in dealing in the securities of the Company.

For further information, please contact:

Citigate Dewe Rogerson
Julian Wilson
Tel: 2533 4609
Mobile: 9189 7719
Email: julian.wilson@citigatedr-hk.com

Sylvia Leung
Tel: 2533 4619
Mobile: 9033 5971
Email: sylvia.leung@citigatedr-hk.com

Background Information:

Hutchison Telecommunications International Limited (“Hutchison Telecom” or the “Company”) is a leading provider of mobile telephony in emerging and growth markets. The Company’s central management team runs the business in the eight territories in which Hutchison Telecom operates, and is responsible for setting the overall business strategy and looking at further opportunities for growth.

With over 11.5 million* customers worldwide, Hutchison Telecom currently operates mobile telecom networks in Hong Kong, Macau, India, Israel, Thailand, Paraguay, Sri Lanka and Ghana. In addition, the company was the first provider of 3G mobile services in Hong Kong, where it also provides broadband fixed-line services. Hutchison Telecom operates common brands across its business including “Hutch”, “3” and “Orange”. A subsidiary of the Hong Kong-based Hutchison Whampoa Group, Hutchison Telecom is dedicated to providing superior telecommunications services in markets with high growth potential.

* As at 30 September 2004